IDX Funds 485BPOS

Exhibit 99(i)

April 15, 2022

IDX Funds

2201 E. Camelback Rd., Suite 605

Phoenix, AZ 85016

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the IDX Risk-Managed Bitcoin Strategy Fund, a series portfolio of the IDX Funds (the “Trust”) that is included in Post-Effective Amendment No. 45 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-123290), and Amendment No. 50 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-21726), on Form N-1A of the Trust.

If you have any questions concerning the foregoing, please contact the undersigned at (513) 991-8472 or bo@fintechlegal.io.

Very truly yours,

/s/ Bo J. Howell
On behalf of FinTech Law